Pulse Biosciences Announces Healthcare Executives and Entrepreneurs Robert Duggan and Dr. Maky Zanganeh Have Acquired a Combined Interest of 17.1% of the Company

- Company Appoints Dr. Maky Zanganeh to Company Board of Directors -

BURLINGAME, Calif. – February 10, 2017 – Pulse Biosciences, Inc. (Nasdaq: PLSE), a medical technology company developing a proprietary therapeutic tissue treatment platform based on Nano-Pulse Stimulation (NPS), today announced that Robert “Bob” Duggan and Maky Zanganeh, the former CEO and COO of Pharmacyclics Inc. (now Pharmacyclics LLC, a wholly owned subsidiary of AbbVie Inc.), respectively,  have purchased a combined interest of 17.1% of Pulse Biosciences’ outstanding common stock of which $10 million of the stock was purchased in transactions this week. The transactions included $5 million, or 819,673 shares, purchased from the Company and $5 million, or 819,672 shares, purchased from existing shareholders that have been released from a one year lock-up restriction from the date of the Company’s initial public offering.  These shares are in addition to 771,799 shares purchased on the open market prior to these transactions. Dr. Zanganeh has also been appointed to the Company’s Board of Directors.

“Along with a team of qualified scientists, we have studied Pulse Biosciences’ core technology, strength of leadership and management, patent portfolio, breadth of engineering and research talent, as well as our perceived long-term sense of the robust potential of NPS technology in healthcare,” said Mr. Duggan and Dr. Zanganeh in a joint statement.

They continued, “we  are impressed by what we have seen and with the experience, ability and enthusiasm of the Pulse Biosciences team.  We have previously worked closely with several members of the Pulse Biosciences management team, including Darrin Uecker, President and CEO, and Dave Danitz and Edison Manuel, engineering and operations executives, each of whom were critical to our previous success at Computer Motion, Inc. (now part of Intuitive Surgical, Inc.) in launching computer assisted robotics in the field of human surgery. We look forward to working with the Pulse Biosciences team on this important technology that we believe can impact healthcare in a meaningful and sustainable manner for the significant betterment of all.”

“I have known Bob and Maky for over 20 years and have the utmost respect for their strategic, financial and operational expertise and vision,” said Mr. Uecker.   “We are thrilled to have gained their support in our mission at Pulse Biosciences and we look forward to having Maky on the board of Pulse Biosciences to help us continue to build upon our leadership position in developing, and eventually commercializing, this novel technology.”

Following these transactions, Mr. Duggan owns a total of 2,131,735 shares, or 15.1% of the Company’s outstanding common stock, and Dr. Zanganeh owns a total of 279,409 shares, or 2.0% of the Company’s outstanding common stock. Details of the transactions can be found in forms to be filed with the SEC.

The shares of Pulse Biosciences’ common stock issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy Pulse Biosciences’ common stock.

Mr. Duggan has been a private investor in many healthcare companies for more than 30 years, and is the former CEO and Chairman of Pharmacyclics. Pharmacyclics is a biopharmaceutical company focused on the development of novel therapies for the treatment of cancer and immune-mediated diseases that was acquired by AbbVie Inc. in 2015 for $21 billion. That same year,  Mr. Duggan was recognized as one of the top 20 most influential executives in the biopharmaceutical field. Prior to Pharmacyclics, Mr. Duggan was the Chairman and CEO at Computer Motion, Inc., a pioneer in surgical robotics that was acquired by Intuitive Surgical, Inc. in 2003.

Pulse Biosciences Names Dr. Maky Zanganeh to Board of Directors

Pulse Biosciences also announced the appointment of Maky Zanganeh, DDS, MBA, to the Company’s Board of Directors.  Dr. Zanganeh is the President and CEO of Maky Zanganeh and Associates, which provides consulting services to businesses in product development, research and transactions. Most recently, Dr. Zanganeh was Chief Operating Officer at Pharmacyclics where she oversaw all clinical, research, commercial and business-related matters. Dr. Zanganeh played a key role in the multimillion dollar collaboration and license deal for ibrutinib with Janssen Biotech Inc. in 2011 and the subsequent sale of the company to Abbvie Inc. in 2015.  From 1997 to 2008, she held senior positions of increasing responsibility within companies such as Robert Duggan & Associates  (a private investment firm) and Computer Motion Inc., where she was the President of EMEA (Europe, Middle East, Africa) and Global VP of Training and Education.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Stimulation, a proprietary cell signaling technology. Published pre-clinical studies have shown that a single, brief exposure of Nano-Pulse Stimulation to target tissue stimulates a cascade of events within cells and in the surrounding microenvironment that results in apoptosis (cell death) and the priming of a durable adaptive immune response. Pulse Biosciences is pursuing a variety of applications for its technology that exploits the technology’s unique biologic effect in immuno-oncology, dermatology, aesthetics, and veterinary medicine. More information is available at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, the development of Pulse Biosciences’ business, statements relating to future uses and markets for its NPS technology, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pulse Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pulse Biosciences’ most recent filings with the Securities and Exchange Commission, including Pulse Biosciences’ most recent registration statement on Form S-1, as amended, and quarterly report on Form 10-Q, and include those listed under the caption “Risk Factors.”  Pulse Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Investors:
Darrin Uecker, President and Chief Executive Officer
IR@pulsebiosciences.com

or

Media:
Sam Brown, Inc.
Hannah Hurdle, 805-601-5331
hannahhurdle@sambrown.com